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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

McEwen Mining Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MCEWEN MINING INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 14, 2020

        The annual meeting of the shareholders of McEwen Mining Inc. will be held virtually at www.meetingcenter.io/225089926 on May 14, 2020 at 4:00 p.m. Eastern Time. The meeting will be held for the following purposes:

  (1)
  To elect nine (9) directors to serve on our Board of Directors until the next annual meeting of shareholders and until their successors are elected and qualified;

  (2)
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020; and

  (3)
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 23, 2020 as the record date for the determination of the holders of our stock entitled to notice of, and to vote at, the meeting. Accordingly, only shareholders of record on our books at the close of business on that date will be entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

        This year's annual meeting will be a completely virtual meeting of shareholders, which will be conducted solely online. We have decided to hold our annual meeting virtually due to coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments have imposed and may impose in the future. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/225089926 at the meeting date and time described in the accompanying proxy statement. The password for the meeting is MUX2020. You will not be able to attend the annual meeting in person.

        We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our shareholders and the company. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation, especially in these difficult times.

        Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the virtual annual meeting and would prefer to vote electronically during the meeting, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD, TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING ELECTRONICALLY. Please note that all votes cast via the Internet must be cast prior to 5:00 p.m. Eastern Time on May 14, 2020 and votes cast by telephone must be cast by 1:00 a.m. on that same day.

Toronto, Ontario March 23, 2020	By Order of the Board of Directors ROBERT R. MCEWEN Chairman and Chief Executive Officer

i

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

        We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of McEwen Mining Inc. ("we," "our," "us," or the "Company") of proxies to be voted at our annual meeting of shareholders to be held on Thursday, May 14, 2020 at 4:00 p.m., Eastern Time, virtually at www.meetingcenter.io/225089926, and any adjournment or postponement thereof (the "Annual Meeting"). The Notice of Annual Meeting of shareholders and this proxy statement and a proxy or voting instruction card are being mailed or made available to shareholders starting on or before March 27, 2020.

What am I being asked to vote on at the annual meeting?

        You are being asked to vote upon:

  •
  the election of nine nominees for directors to hold office until the 2021 annual meeting of shareholders and until their successors are duly elected and qualified;

  •
  the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

  •
  any other business that may properly come before the meeting.

Why did I receive a "Notice of Internet Availability of Proxy Materials" but no proxy materials?

        We distribute our proxy materials to shareholders via the Internet under the "Notice and Access" approach permitted by rules of the Securities and Exchange Commission ("SEC"). This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or before March 27, 2020, we mailed a Notice of Internet Availability of Proxy Materials to shareholders, containing instructions on how to access the proxy materials on the Internet, to vote your shares over the Internet or by telephone or to request a paper copy of the proxy materials and proxy card. You will not receive a printed copy of the proxy materials unless you request them. If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, please follow the instructions for obtaining a printed copy of our proxy materials contained in the Notice of Internet Availability of Proxy Materials.

Why are you holding a virtual meeting instead of a physical meeting?

        We have decided to hold our Annual Meeting virtually due to coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments have imposed and may impose in the future. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our shareholders and the Company. We believe that hosting a virtual meeting will enable more of our shareholders to attend and participate in the meeting since our shareholders can participate from any location around the world with Internet access.

What do I need to do to attend the annual meeting?

        The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by online webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on March 23, 2020, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

        You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/225089926. You also will be able to vote your shares online by attending the Annual Meeting by webcast. To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is MUX2020.

        If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. The online meeting will begin promptly at 4 p.m., Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the Annual Meeting virtually on the Internet?

        If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received. You will need a control number, which is located on the notice and proxy card, and the password.

        If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. If you are unable to register for any reason, you may still view the meeting as a guest by visiting the meeting website, but you will not be able to vote or ask questions.

        To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your McEwen Mining Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as "Legal Proxy" and be received no later than 5:00 p.m., Eastern Time, on May 8, 2020.

        You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:

        By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

  By mail: Computershare
  McEwen Mining Inc. Legal Proxy
  P.O. Box 43001
  Providence, RI 02940-3001

Who is entitled to vote at the annual meeting?

        Holders of our common stock at the close of business on March 23, 2020 are entitled to receive the Notice of Annual Meeting of shareholders and to vote their shares at the annual meeting. As of that date, there were 400,398,425 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

        If your shares are registered in your name with our transfer agent, Computershare, you are the "shareholder of record" of those shares. The Notice of Annual Meeting of shareholders and this proxy statement and any accompanying materials have been provided directly to you by us.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of those shares, and the Notice of Annual Meeting of shareholders and this proxy statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote?

        You may vote using any of the following methods:

  •
  By Internet:  If you are a shareholder of record, you can vote over the Internet at www.envisionreports.com/MUX by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card. If you hold your shares through a broker or other intermediary, you should contact your broker to determine if they allow for voting on the internet or by phone.

  •
  By Telephone:  If you are a shareholder of record, you can vote over the telephone by calling 1-800-652-8683 and following the directions.

  •
  By Mail:  If you have requested or received a proxy or voting instruction card by mail, you can vote by completing, signing and dating the proxy or voting instruction card and returning it in the prepaid envelope. If you are a shareholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

  •
  Virtually:  You may vote your shares at the virtual Annual Meeting. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your McEwen Mining Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as "Legal Proxy" and be received no later than 5:00 p.m., Eastern Time, on May 8, 2020. Please see additional details under "How do I register to attend the Annual Meeting on the Internet," above.

        Internet voting facilities for shareholders of record will be available 24 hours a day until 5:00 p.m., Eastern Time, on May 14, 2020. Voting by telephone will be available until 1:00 a.m. on May 14, 2020. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive. If you vote by Internet or telephone, you do not have to return your proxy or voting instruction card.

        Your vote is important.    You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

        Submitting your proxy over the Internet, by telephone or by executing and returning a printed proxy card will not affect your right to attend the annual meeting virtually and to vote electronically during the meeting. The presence at the annual meeting of a shareholder who has submitted a proxy does not in itself revoke a proxy. If you are a shareholder of record, you can revoke your proxy before it is exercised by:

  •
  giving written notice to the Corporate Secretary of the Company before the day of the meeting;

  •
  delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or

  •
  voting electronically during the annual meeting.

        If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record or registering, attending the meeting and voting electronically during the meeting.

What is "householding" and how does it affect me?

        When multiple shareholders have the same address, the SEC permits companies and intermediaries to deliver a single copy of certain proxy materials and the Notice of Internet Availability of Proxy Materials to them. This process is commonly referred to as "householding." We do not participate in householding, but some brokers may for shareholders who do not take electronic delivery of proxy materials. If your shares are held in a brokerage account and you have received notice from your broker that it will send one copy of the Notice or proxy materials to your address, householding will continue until you are notified otherwise or instruct your broker otherwise.

        If, at any time, you would prefer to receive a separate copy of the Notice or proxy materials, or if you share an address with another shareholder and receive multiple copies but would prefer to receive a single copy, please notify your broker. We will promptly deliver to a shareholder who received one copy of the Notice or proxy materials as a result of householding a separate copy upon the shareholder's written or oral request directed to our investor relations department at (647) 258-0395 ext. 320 or McEwen Mining Inc., 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year's annual meeting, you should follow the instructions provided in the Notice.

Can I access the proxy materials and the 2019 annual report on the Internet?

        The Notice of Annual Meeting of shareholders, this proxy statement and our 2019 Annual Report on Form 10-K are available at http://www.envisionreports.com/MUX. You will also be able to access the proxy materials at the meeting website during the virtual annual meeting.

What is a broker non-vote?

        If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a "broker non-vote." In these cases, the broker can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange, or "NYSE."

        If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under the rules of the NYSE ("NYSE Rules") to vote your shares on the ratification of the appointment of Ernst & Young LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors and if you do not provide voting instructions to your broker, a broker non-vote will occur and your shares will not be voted on this matter or any other matter that may properly come before the meeting.

What is a quorum for the annual meeting?

        A quorum is the minimum number of shares of our common stock that must be present in person or by proxy to legally convene the annual meeting. As stated in our bylaws, the presence in person or by proxy of the holders of stock representing at least one-third of the voting power of all shares of our stock issued and outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

        What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

Proposal	Vote Required
1. Election of directors	Plurality, subject to resignation under Majority Voting Policy if votes "withheld" greater than votes "for"
2. Ratification of the appointment of Ernst & Young LLP	Majority of votes cast at the annual meeting

  Election of Directors; Majority Vote Policy

        Directors are elected by a plurality of the votes cast at the annual meeting (assuming a quorum is present), subject to our Majority Voting Policy (the "Majority Voting Policy"). The nine nominees for director who receive the highest number of votes will be elected to the Board of Directors. Any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

        Pursuant to our Majority Voting Policy, in the absence of a contested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election must promptly tender his or her resignation to the Board. The Nominating and Governance Committee of our Board (or, under certain circumstances, another Committee appointed by the Board) will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it based on all relevant factors. The Board must then act on that recommendation no later than 90 days following the date of an annual meeting of shareholders. Within four days of the Board's decision, we must disclose the decision in a Current Report on Form 8-K filed with the SEC that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation.

  Ratification of the Appointment of Ernst & Young LLP

        The affirmative vote of the holders of a majority of the votes cast at the annual meeting (assuming a quorum is present) is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

How will my shares be voted at the Annual Meeting?

        If you submit your proxy over the Internet or by telephone, or you request a printed proxy card and properly execute and return the proxy card by mail, then the persons named as proxies will vote the shares represented by your proxy according to your instructions. If you request a printed proxy card, and properly execute and return the proxy card by mail, but do not mark voting instructions on the proxy card, then the persons named as proxies will vote:

  •
  FOR the election of each of the nominees for director; and

  •
  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

Could other matters be decided at the annual meeting?

        Other than the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020, the Board knows of no other matters to be presented at the annual meeting. However, if you return your signed and completed proxy card or vote by telephone or on the Internet and any other business or matters properly come before the annual meeting, then the persons named as proxies in the form of proxy will vote the shares represented by each proxy in accordance with their judgment on such matters.

Who will pay for the cost of this proxy solicitation?

        We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We will also reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.

Who will count the votes?

        Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspector of election.

PROPOSAL FOR
ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

        The Board of Directors currently consists of nine members, all of whom have been nominated to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. The nine nominees have indicated that they are willing and able to serve as directors if elected. If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors.

Directors and Executive Officers

        The following table reflects our directors and executive officers as of the date of this proxy statement:

Name	Age	Positions With the Company	Board Position Held Since
Robert R. McEwen	69	Chairman of the Board and Chief Executive Officer	2005
Allen V. Ambrose(1)(2)(3)	63	Director	2012
Michele L. Ashby(1)(3)	64	Director	2005
Leanne M. Baker(2)(4)	67	Director	2005
Richard W. Brissenden(3)(4)	75	Director	2012
Robin E. Dunbar(2)	61	Director	2017
Gregory P. Fauquier(1)(3)	69	Director	2014
Donald R. M. Quick(3)	68	Director	2012
Michael L. Stein(4)	69	Director	2012
Merushe ("Meri) Verli	57	Chief Financial Officer	—
Sylvain Guerard	56	Senior Vice President, Exploration	—
Carmen Diges	49	General Counsel and Secretary	—
Simon Quick	33	Vice President, Projects	—
Andrew Iaboni	38	Vice President, Finance	—
Stefan Spears	38	Vice President, Corporate Development

(1)
Member of the Compensation Committee.

(2)
Member of the Nominating & Corporate Governance Committee.

(3)
Member of the Environmental, Health & Safety Committee.

(4)
Member of the Audit Committee.

        All of our directors named above except Mr. McEwen and Dr. Quick are independent as defined under the NYSE Rules.

        The following information summarizes the recent (at least five years) business experience of our officers and directors:

Our Directors

        Robert R. McEwen.    Mr. McEwen became the Chairman of our Board of Directors and our Chief Executive Officer on August 18, 2005. Mr. McEwen was also Non-Executive Chairman of Lexam VG Gold Inc. ("Lexam") from January 2011 to April 2017, at which time we completed the acquisition of Lexam. He was the Chief Executive Officer of Goldcorp Inc. from June 1986 until February 2005 and the Chairman of that company from 1986 to October 2005. Goldcorp is engaged in the business of exploring for and producing gold and other precious metals and is now part of Newmont Corporation. Our Board believes that Mr. McEwen's 30 years of experience in the mining industry, and particularly the experience he developed by guiding Goldcorp from a start-up into a senior gold producer, provides him with the desired skills, attributes and qualifications to serve as a member of our Board.

        Allen V. Ambrose.    Mr. Ambrose has over three decades of experience in the mining industry, including work with large companies as well as junior exploration companies. A founder of Minera Andes Inc., he was a director from November 1995 until its combination with McEwen Mining in January 2012. Mr. Ambrose also served as President and Chief Executive Officer of Minera Andes from 1995 until June 2009. Mr. Ambrose has extensive experience in all phases of exploration, project evaluation and project management, and has worked as a geologic consultant in the United States (US) and South America. As a consultant, he was a co-discoverer of a Venezuelan auriferous massive gold sulfide deposit acquired by Gold Reserve Corporation, and known generally as the Brisas deposit. He formerly was employed as exploration manager for N.A. Degerstrom Inc., a US contract mining company, and has worked as a geologist for Cyprus Minerals, Kidd Creek Mines, Molycorp, Boise Cascade and Denison Mines. He holds a B.Sc. in Geology from Eastern Washington University and attended graduate school. The Board believes that Mr. Ambrose' experience as a geologist, significant understanding and experience with our Argentine assets, and knowledge of the mining industry provide the requisite skills and qualifications to serve as a member of our Board.

        Michele L. Ashby.    Ms. Ashby is currently President and Founder of Ashby Consulting Enterprises LLC, formerly Ashby Investments LLC, a consulting firm that provides corporate board training and certification, since July 2017. Ashby Investments LLC was formerly a financial advisory firm, where Ms. Ashby spent her time from June 2012 to June 2017. Since November 2018, Ms. Ashby has also been an independent director serving as chair of the audit committee and member of the nomination/governance committee for Mene, Inc. (MENEV:TSXV), a publicly traded company on the Toronto venture exchange ("TSXV") and over-the counter in the US. Previously, she held an independent director position on the audit and nomination/governance committees at Lithium X (LIXV:TSXV) from December 2016 until March 2018, when the company was purchased by a private Chinese investment group. From January 2014 until December 2015, Ms. Ashby worked as an Executive Consultant with McGhee Productivity Solutions, a Denver based consultancy group which serves Fortune 100 companies in leadership, management, and strategic training programs. She is also the former Chief Executive Officer and founder of MiNE, LLC, a Colorado limited liability company which acted as an intermediary for natural resources and energy companies to the institutional investment community. She occupied that position from July 2005 to September 2013. From January 1988 to July 2005, she was the Chief Executive Officer and founder of Denver Gold Group Inc., a Colorado not-for-profit corporation organized and operated as a trade association for the mining industry. In that capacity, she developed, marketed and organized annual conferences for participants in the industry and the investment community. From November 1983 to December 1995, she was a stockbroker and mining analyst with a regional investment banking firm located in Denver, Colorado. Ms. Ashby graduated magna cum laude with a degree in finance from Regis University. Our Board believes that Ms. Ashby's 25 years in the finance industry emphasizing the mining sector, and her diverse interaction with executives of mining companies located around the world, provide her with the appropriate skills and experience to serve as a member of our Board.

        Leanne M. Baker.    Dr. Baker is the former President and Chief Executive Officer of Sutter Gold Mining Inc., a position she occupied from November 2011 to July 2013. She is also a director of Aurania Resources Ltd., as well as being Chair of the Compensation, Nomination and Corporate Governance Committee and a member of the Audit Committee. From January 2002 to October 2011, she was Managing Director of Investor Resources LLC, consulting for the mining and financial services industries. Prior to that, she was an equity research analyst and Managing Director with Salomon Smith

Barney from 1990 to 2001, where she helped build a research and investment banking franchise in the metals and mining sectors. She is a director of Agnico Eagle Mines Ltd., a company with securities traded on the TSX and NYSE, and with Reunion Gold Corporation, formerly known as New Sleeper Gold Corporation, with securities traded on the TSX-V. Dr. Baker has a Master of Science degree and a Ph.D. in mineral economics from the Colorado School of Mines. Our Board believes that Dr. Baker's background in corporate finance and mineral economics, as well as her experience in corporate governance from serving as a director of other mining companies, provides the requisite skills and qualifications as a member of our Board.

        Richard. W. Brissenden.    Mr. Brissenden is a Chartered Professional Accountant (Ontario) and a graduate of the Directors Education Program of the Institute of Corporate Directors with an ICD.D designation, with more than 30 years of experience in the mining and exploration sector. From December 2013 until April 2018, Mr. Brissenden was a director of Banro Corporation, a Canadian gold mining company with securities traded on the TSX and NYSE American, and has served as its Chairman (May 2014 to January 2015; January 2016 to April 2018) and its Executive Chairman (January 2015 to December 2015). He also served as a director of Lexam from January 2011 until April 2017 when it was acquired by McEwen Mining. He previously served as a board member and executive of numerous companies in the mining and mineral exploration sector. The Board believes that Mr. Brissenden's significant financial experience as a chartered professional accountant and member of numerous public company Audit Committees, as well as significant understanding of and experience in the mining industry, provides the requisite skills and qualifications to serve as a member of our Board.

        Robin E. Dunbar.    Mr. Dunbar has been involved in the mining industry since 1996 following 14 years in commercial and corporate banking in Canada. He was a non-executive director of Lexam prior to our acquisition of that entity. Currently, he is President and Chief Executive Officer of Grid Metals Corp. (formerly Mustang Minerals Corp.), an Ontario corporation with securities traded on the TSX-V. Grid has base and precious metal development projects in Manitoba and Ontario. He also served as the Chief Financial Officer and a director of Aquila Resources Inc., an Ontario corporation with securities traded on the TSX, a position he held from 2003 to 2014. Aquila owns exploration and development projects in Michigan and Wisconsin, in the US. From 2006 to 2015, he was a non-executive director of Western Areas Ltd, an Australian-based nickel producer with shares listed on the Australian Securities Exchange and exploration interests in North America, Europe and Asia. He received a B.A. from Western University and an M.B.A. from Dalhousie University. Our Board believes that Mr. Dunbar's commercial banking and finance background, together with his experience in the mining industry, makes him an asset to our Board.

        Gregory P. Fauquier.    Mr. Fauquier is a mining engineer with a broad range of management skills covering both mine and process operations, as well as development, together with experience in both open pit and underground operations. From 2002 to 2013, Mr. Fauquier was employed as the Global Managing Director for Hatch Ltd., a consulting engineering and project implementation company, where he was responsible for mining and mineral processing, as well as Hatch's operational services worldwide. Prior to his employment at Hatch, Mr. Fauquier held positions with Barrick Gold Corporation as their Senior Vice President for Operations, with Rio Tinto as General Manager of the Flambeau Mining Company, also with Rio Tinto as Mine Manager for their Kennecott Bingham Canyon Mine in Utah as well as their Palabora Mine in South Africa. Mr. Fauquier holds a B.Sc. Mining degree from Queen's University. The Board believes that Mr. Fauquier's nearly four decades of operations and development experience in the mining industry, provides the requisite skills and qualifications to serve as a member of our Board.

        Donald R. M. Quick.    Dr. Quick served as a director of CSA Management from 1996 until 2000, at which time it merged with Goldcorp Inc. Between 2000 and 2006, Dr. Quick was also a member of the board of directors of Goldcorp Inc. Dr. Quick was a member of the board of directors of Minera

Andes from 2008 until it merged with US Gold Corporation in 2012, to become McEwen Mining. Prior to 2003, Dr. Quick was in private practice as a chiropractor. Our Board believes that Dr. Quick's background and experience as a corporate director in the mining sector provides the requisite skills and qualifications to serve as a member of our Board. Dr. Quick is the father of Simon Quick, who is an officer of the Company. As a result of the appointment of Simon Quick, Dr. Donald Quick was no longer considered to be independent under the NYSE Rules.

        Michael L. Stein.    Mr. Stein has been Chairman and Chief Executive Officer of MPI Group Inc., a real estate development and investment company, since 1994. He also held the position of Chairman and Chief Executive Officer of the real estate investment and development company MICC Properties Inc. from 1987 until 2000. Between 1978 and 1987, Mr. Stein held progressively senior positions with The Mortgage Insurance Company of Canada, ultimately holding the position of Executive Vice-President responsible for operations. He is a founder and current Chairman of the Canadian Apartment Properties Real Estate Investment Trust (CAPREIT), Canada's first TSX listed apartment REIT. Since December 2013, he has served as a director of FirstService Corporation, a company with securities traded on the NASDAQ and TSX. Between 2000 and 2006, Mr. Stein was a member of the board of directors of Goldcorp Inc. Mr. Stein holds an engineering degree from the Israel Institute of Technology and an MBA in Finance and International business from Columbia University in New York. Our board believes that Mr. Stein's substantial public company management and finance experience (including in the mining sector) provides the requisite skills and qualifications to serve as a member of our Board.

Our Officers

        In addition to Mr. McEwen (see biography above), the following individuals serve as our executive officers as of the date of this proxy statement:

        Meri Verli (Chief Financial Officer).    Ms. Verli has extensive experience as a senior financial executive, having held several management roles in the gold mining sector. Prior to joining our company in July 2019, Ms. Verli served as the Chief Financial Officer of PPX Mining Corp., a corporation organized under the laws of British Columbia, Canada with securities traded on the TSX-V, a position she occupied from October 2017. From September 2016 until August 2017, Ms. Verli served as Senior Vice President, Finance and Treasury at Kirkland Lake Gold Ltd., a corporation organized under the laws of Ontario, Canada, with securities traded on the NYSE, the TSX and the Australian Securities Exchange. From 2007 until September 2016, Ms. Verli served as Vice President, Finance at Lake Shore Gold Corp., a corporation organized under the laws of Ontario, Canada, with securities formerly traded on the NYSE American and TSX. Ms. Verli is a Chartered Professional Accountant. She holds a PhD in Economic Sciences, a Bachelor's Degree in Geology and Engineering and a Bachelor's Degree of Economics from the University of Tirana, Albania.

        Sylvain Guerard (Senior Vice President, Exploration).    Mr. Guerard has been Senior Vice President, Exploration since April 2017. He has over 25 years of experience in mineral exploration across four continents. The scope of his work has been wide-ranging, from generative to advanced stage exploration. Prior to joining McEwen Mining, he spent seven years at Kinross Gold Corporation, most recently serving as its Senior Vice President, Exploration with responsibility for world-wide development and implementation of exploration strategy. Before Kinross, Mr. Guerard worked in exploration at Barrick Gold Corporation for eight years, Inmet Mining Corporation for six years, and at two other firms.

        Carmen Diges (General Counsel and Secretary).    Ms. Diges was appointed as General Counsel in August 2015. Since at least 2011, she has been in private practice as a partner or principal of various law firms based in Toronto, Canada. She holds a CFA Charter, a Master of Laws (Tax) from Osgoode

Hall Law School, a Bachelor of Laws from Dalhousie Law School, as well as a Bachelor of Arts from the University of Toronto.

        Simon Quick (Vice President, Projects).    Mr. Quick has been Vice President, Projects since April 2012. Mr. Quick has been with our company since January 2009. Mr. Quick began as Director-Projects, where he served from January 2009 to April 2012. Prior to 2009, Mr. Quick attended Bishop's University where he received a degree in economics. Simon Quick is the son of Donald R. M. Quick, a director of the Company.

        Andrew Iaboni (Vice President, Finance).    Mr. Iaboni has been Vice President, Finance since December 2015. He also served as Chief Financial Officer of Lexam from April 2013 to April 2017. Mr. Iaboni served as Corporate Controller from 2013 until his current appointment and began his tenure with our company in 2010 in the capacity of Accounting and Tax Manager. Mr. Iaboni started his professional career with Ernst & Young LLP in 2004, followed by serving as the Finance Manager for B2Gold Corp. between 2007 and 2009. Mr. Iaboni holds a CPA, CA designation and graduated, with distinction, from the University of Toronto with a Bachelor of Commerce degree and Major in Economics.

        Stefan Spears (Vice President, Corporate Development).    Mr. Spears served as Vice President of Projects of the Corporation from 2008 to 2012. From 2012 to 2015, Mr. Spears founded and ran a manufacturing company that made parts for the metal casting industry. After selling that business in 2015, Mr. Spears rejoined the Company in the role of Special Projects with a focus on corporate development and was appointed as the Vice President of Corporate Development in 2019. Mr. Spears holds a B.Sc. degree in civil engineering from Queen's University in Kingston, Ontario.

        Our officers serve at the pleasure of the Board of Directors.

Vote Necessary to Approve Proposal 1

        If a quorum is present at the meeting, directors are elected by a plurality of votes cast at the annual meeting (i.e., the nine candidates receiving the highest number of votes will be elected to the Board of Directors), subject to our Majority Voting Policy. Our Board has adopted a Majority Voting Policy whereby any nominee for director in an uncontested election (i.e. an election in which the number of nominees does not exceed the number of directors to be elected) who receives a greater number of votes "withheld" from his or her election than voted "for" such election will tender his or her resignation for consideration by the Board. In such a circumstance, the Nominating and Corporate Governance Committee will recommend to our Board the action to be taken with respect to such offer of resignation. The Board is expected to act on such recommendation and disclose its decision within 90 days following the date of the annual meeting.

        Shareholders do not have cumulative voting rights in the election of directors. You may vote for any or all of the nominees as directors or withhold your vote from any or all of the nominees as directors. The Board of Directors unanimously recommends a vote FOR all the director nominees listed above, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

 PROPOSAL FOR RATIFICATION OF AUDITORS

(Proposal 2 on Proxy Card)

        Our Audit Committee has appointed the firm Ernst & Young LLP ("EY") as our independent registered public accounting firm for the year ended December 31, 2020. The Board has directed that management submit the appointment of EY as our independent registered public accounting firm for ratification by our shareholders at the annual meeting. EY has served as our independent registered public accountant since April 2016.

        Ratification of the appointment of EY as our independent registered public accounting firm by our shareholders is not required under our bylaws or otherwise. However, the Board is submitting this appointment to the shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment of EY, the Audit Committee will not be required to replace EY as our independent registered public accounting firm. In the event of such a failure, the Audit Committee and the Board will reconsider whether or not to retain that firm for future service. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it believes that such a change would be in our and our shareholders' best interest.

        Neither EY, any of its members nor any of its associates, to the best of our knowledge, has any financial interest in our business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as independent accountants. Representatives of EY are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Necessary to Ratify Proposal 2

        The affirmative vote of a majority of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of the independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR the ratification of appointment of the independent registered public accounting firm, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

 DELINQUENT SECTION 16(a) REPORTS

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") and applicable SEC rules, our directors, executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and beneficial owners of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports that they file.

        To our knowledge, based solely upon a review of the copies of reports filed pursuant to Section 16(a) of the Exchange Act, all filing requirements under Section 16(a) applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were timely satisfied with respect to fiscal year 2019, with the exception that one report, covering one transaction, was filed late by Mr. Brissenden on May 13, 2019.

CORPORATE GOVERNANCE

Communications to the Board of Directors

        Our Board of Directors maintains a policy of reviewing and considering communications from our shareholders and other interested parties. Any interested party who desires to contact the Board of Directors may do so by fax, telephone, electronic or regular mail addressed to the Board of Directors, c/o Carmen Diges, General Counsel and Secretary, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9, telephone (647) 258-0395, ext. 130, facsimile (647) 258-0408 or via e-mail to directors@mcewenmining.com. Such communications can be sent to the Board by mail in a sealed envelope addressed to an individual director, the non-management directors or the full Board. Our General Counsel will deliver the envelope unopened (1) if addressed to a director, to the director, (2) if addressed to the Board, to the Chairman of the Board who will report thereon to the Board, or (3) if addressed to the non-management directors, to the Chair of the Audit Committee who will report thereon to the non-management directors. The General Counsel will forward the communication to the intended recipient.

        Our directors periodically review communications from shareholders and other interested parties and determine, in their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. While we do not have a formal policy regarding attendance at annual meetings, directors are encouraged to attend the annual meeting of shareholders and receive communications directly from shareholders at that time. Messrs. McEwen, Ambrose, Dunbar and Fauquier; Drs. Baker and Quick; and Ms. Ashby all attended our 2019 annual meeting.

Board Leadership and Risk Oversight

        The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the status and direction of the Company and the membership of the Board. The Board has determined that at present, having the Company's Chief Executive Officer serve as Chair is in the best interest of the Company's shareholders. This structure makes the best use of Mr. McEwen's extensive knowledge of the Company and the mining industry, as well as fostering greater communication between the Company's management and the Board.

        The Chair of the Audit Committee serves as the presiding director for any meeting of the non-management or independent members of our Board of Directors. See our website at www.mcewenmining.com/investor-relations/corporate-governance for additional information about our corporate governance.

        Companies face a variety of risks, including financial reporting, legal, credit, liquidity, reputational and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee in order that we can prepare accordingly, (3) implement appropriate and responsive risk management strategies consistent with the Company's risk profile, and (4) integrate risk management into Company decision-making.

        The Board as a whole oversees risk management after receiving briefings provided by management and advisors, as well as its own analysis and conclusions, regarding the adequacy of the Company's risk management processes.

Board Committees and Meetings

        Our Board of Directors maintains a standing (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, and (iv) Environmental, Health & Safety Committee. During the year ended December 31, 2019, the Board of Directors met eight times and took action by consent in lieu of a meeting on ten other occasions. No director who served as such in 2019 attended less than 75% of the meetings held during 2019, including Committee meetings of which the director was a member.

Audit Committee

        Our Audit Committee, among other things, appoints and oversees the independent registered accounting firm that audits our financial statements and assists the Board with oversight of the integrity of our financial statements. The Audit Committee is responsible for reviewing the proposed scope, content and results of the audit performed by the auditors and any reports and recommendations made by them. The Committee also oversees our financial reporting process, and is responsible for drafting an annual report to be included in our proxy statement. All of the members of the Audit Committee are independent as defined under the NYSE Rules and Rule 10A-3 of the Exchange Act. The Audit Committee met four times during the last fiscal year. The written charter for the Audit Committee is available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance.

        Our Board of Directors has determined that Richard Brissenden, Chair of the Audit Committee, qualifies as an Audit Committee financial expert in that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of Audit Committee functions. Mr. Brissenden acquired these attributes through experience in analyzing financial statements as a member of management of numerous other public companies; through his experience as a director and audit committee member for other public companies; and, through his formal education, including qualification as a Chartered Professional Accountant in the Province of Ontario, Canada and a graduate of the Director's Education Program of the Institute of Corporate Directors with an ICD.D designation.

        Audit Committee Report.    The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

        We have reviewed and discussed the audited consolidated financial statements of McEwen Mining Inc. for the year ended December 31, 2019 with management and have reviewed related written disclosures of Ernst & Young LLP ("EY"), our independent accountants for 2019, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC,

with respect to those statements. We have reviewed the written disclosures and the letter from EY required by regulatory and professional standards and have discussed with EY its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

        Fees for audit services and related expenses include fees associated with the annual audit, integrated audit of internal controls over financial reporting, reviews of our quarterly reports on Form 10-Q, and assistance with and review of documents filed with the SEC. The following table sets forth fees paid to EY for the years ended December 31, 2019 and December 31, 2018:

	2019	2018
Audit Fees	$718,148	$768,260
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$718,148	$768,260

        It is the policy of the Audit Committee to engage the independent registered public accounting firm selected to conduct the financial audit for our company and to confirm, prior to such engagement, that such independent registered public accounting firm is independent of the Company. Also in keeping with its policy, all services of the independent registered public accounting firm reflected above were pre-approved by the Audit Committee.

Richard Brissenden (Chair and member)
Leanne Baker (member)
Michael Stein (member)

 Compensation Committee

        The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and our general compensation, benefits and perquisites policies and practices, including, without limitation, our incentive-compensation plans and equity-based compensation plans (in circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Compensation Committee approval). The Committee is also responsible for reviewing and approving the goals and objectives relevant to the compensation of our Chief Executive Officer and reviewing and making recommendations to the Board with regard to the compensation of our directors. The Compensation Committee may delegate to our Chief Executive Officer the responsibility for reviewing the compensation of our named executive officers other than the Chief Executive Officer. However, any recommendations by the Chief Executive Officer are submitted to, reviewed and approved by, the Compensation Committee.

        The Compensation Committee is comprised of Ms. Michele Ashby, who serves as Chair, and Messrs. Allen Ambrose and Gregory Fauquier. All of the directors presently serving on the Compensation Committee are independent as defined in the NYSE Rules. The Committee met two times during the last fiscal year. A current copy of the Compensation Committee Charter is available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance. The charter is reviewed annually and updated as necessary or appropriate.

        Compensation Committee Report.    The Compensation Committee is pleased to present the following Compensation Committee report:

        We have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon review of the discussions herein, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Michele Ashby (Chair and member)
Allen Ambrose (member)
Gregory Fauquier (member)

 Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee served as an officer or employee of McEwen Mining during 2019 or was formerly an officer or employee of McEwen Mining or had any relationship requiring disclosure under the related party transaction rules promulgated by the SEC. We are not aware that any relationships existed during 2019 where any of our executive officers served as a member of the Compensation Committee of another entity whose executive officers served on our Board of Directors or Compensation Committee or where any of our executive officers served as a director of another entity whose executive officers served on our Compensation Committee.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee, comprised of Dr. Leanne Baker and Messrs. Robin Dunbar and Allen Ambrose, is responsible for periodically reviewing the size and composition of the Board and its Committee structure, identifying individuals that it believes are qualified to become members of the Board based on criteria approved by the Board, recommending nominees to the Board for the next annual meeting of shareholders, overseeing new director orientation and training and recommending and reviewing the corporate governance principles applicable to our directors, officers and employees. All of the directors presently serving on the Committee are independent as defined in the NYSE Rules. The Committee met four times during the last fiscal year.

        A current copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance. The charter is reviewed annually and updated as necessary or appropriate.

        The Nominating and Corporate Governance Committee will consider director candidates nominated by shareholders in accordance with our Bylaws and will apply the same criteria to shareholder recommendations as it does to other nominees considered by the Committee. A shareholder who wishes to recommend a prospective director nominee should send a letter directed to the Nominating and Corporate Governance Committee, c/o Carmen Diges, General Counsel, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9. Such letter must be signed and dated and submitted to us by the date mentioned in this proxy statement under the heading PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS. The following information must be included in or attached to the letter:

  •
  name and address of the shareholder making the recommendation;

  •
  proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;

  •
  the name, address, resume of the recommended nominee and other information described in our Bylaws relating to the nominee, including all relationships which would be required in a proxy statement for which proxies are solicited; and

  •
  the written consent of the recommended nominee to serve as a director if so nominated and elected.

        Specific minimum qualifications for directors and director nominees which the Committee believes must be met in order to be so considered include management experience, exemplary personal integrity and reputation, sound judgment, and sufficient time to devote to the discharge of his or her duties.

        If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Board, management, shareholders and other parties. The Committee evaluates new nominees based on criteria including, but not limited to, independence, diversity of experience compared to other directors, age, skills, experience, diligence, potential conflicts of interest, time availability, and if warranted, may interview the nominee in person or via the telephone. There are presently no differences in the manner in which the Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

Environmental, Health & Safety Committee

        The purpose of the Environmental, Health & Safety Committee is to assist the Board of Directors in fulfilling its oversight responsibilities including, but not limited to: establishing and reviewing environmental, health and safety policies; overseeing the management and implementation of systems necessary for compliance with the policies; monitoring the effectiveness of policies, systems and processes; monitoring trends; and, reviewing and monitoring the overall environmental, health and safety performance of McEwen Mining. The Committee consists of Messrs. Greg Fauquier, who serves as Chair, Allen Ambrose, Richard Brissenden, Dr. Donald Quick and Ms. Michele Ashby, and met four times during the last fiscal year.

        A current copy of the Environmental, Health & Safety Committee Charter is available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance. The charter is reviewed annually and updated as necessary or appropriate.

Board Diversity

        The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee annually reviews the individual skills and experience of the directors, as well as the composition of the Board as a whole, and strives to nominate individuals with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company's businesses. This assessment includes consideration of independence, diversity, age, skills, expertise, time availability, and industry backgrounds in the context of the needs of the Board and the Company. The Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board.

Other Corporate Governance

        We maintain a Code of Business Conduct and Ethics and a set of Corporate Governance Guidelines. The Code of Business Conduct and Ethics is applicable to all directors, officers and employees, and sets forth our policies and procedures with respect to the conduct of our business. Some examples of conduct addressed in our ethics code include conflict of interest situations, anti-corruption, fair dealing with others, confidentiality, and compliance with laws and regulations. The Corporate Governance Guidelines further articulate how we will conduct ourselves through our Board of Directors and the qualifications and expectations for the Board.

        A current copy of these documents is available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

        The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2019, the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2019 (who are not our principal executive officer and principal financial officer), and up to two individuals who would have been among our three most highly compensated executive officers but for the fact that those individuals were not serving as an executive officer at the end of 2019, are referred to as "named executive officers" throughout this Compensation Discussion and Analysis.

Overview of Compensation Philosophy, Objectives and Policies

        Our goal in designing our executive and employee compensation is to achieve three principal objectives. First, the program is intended to be fully competitive so that we may attract, motivate and retain talented executives and key employees. Second, the program is intended to create an alignment of interests between our executives and key employees, on the one hand, and our shareholders, on the other, such that a portion of each executive's or key employee's compensation consists of awards of stock options or restricted stock grants. In this manner, if the price of our stock increases over time, our executive officers, key employees and our shareholders will benefit. The compensation program is designed to reward performance that supports our principles of building long-term shareholder value, and may also recognize individual performance from time to time which the Compensation Committee believes contributes to the success of our company. Third, we believe our compensation program should reflect our corporate culture, which includes carefully managing operating expenses, including compensation, and rewarding executives and other employees in the event that McEwen Mining is successful. To promote this culture, our executives receive what we believe to be competitive base salaries and are eligible to receive bonuses in the event their performance merits such bonuses and McEwen Mining is successful in achieving its strategic targets. Executives may also earn significant gains from equity awards in the event of an increase in the price of our common stock. Our corporate culture also emphasizes teamwork, especially among our executive officers. To encourage teamwork, we structure executive compensation (particularly base salary and bonus amounts) at similar levels for similarly-situated members of our executive team. We do not believe our compensation program creates incentives for our employees to engage in risk-taking behavior that would likely have a significant adverse impact on our company.

        Our shareholders overwhelmingly approved the compensation of our named executive officers at our 2019 annual meeting. Further, at our 2016 annual meeting, our shareholders agreed to hold the advisory vote on our executive compensation once every three years. As a result, we have not made any significant changes to our compensation philosophy or policies for 2020 and expect to hold the next advisory vote on our executive compensation at our 2021 annual meeting.

Elements and Mix of Compensation

        Our present compensation structure for the named executive officers generally consists of salary and incentive compensation. The incentive component consists of a short-term cash portion and a long-term equity portion. We believe the present structure achieves our compensation objectives.

        The compensation of our named executive officers is designed to be competitive so that we may attract and retain talented executives. Discretionary bonus compensation is designed to reward individual performance and recognize achievement of corporate objectives. The long-term equity portion of the compensation of the named executive officers is designed to align the interests of the executives and key employees with our shareholders by encouraging equity ownership through awards of stock options to executive officers and key employees and to motivate our named executive officers and other key employees to contribute to an increase in shareholder value. While equity ownership is highly encouraged, we do not presently have a policy that requires our named executive officers or directors to own shares of our stock. The Company also does not have a hedging policy at this time.

Determining Executive Compensation

        Generally, the Compensation Committee meets in January each year to review and recommend to the Board the level of compensation for the named executive officers and key employees. In establishing our executive compensation, the Compensation Committee consults with our senior management, including our Chief Executive Officer. Our Chief Executive Officer reports to the Committee regarding the individual performance of the other named executive officers. Additionally, the Committee considers recommendations from the named executive officers regarding incentive compensation for key employees who report to that executive officer. The Board also reviews compensation in December and considers cash bonuses at that time as it can review the performance of relevant individuals for the prior fiscal year.

        Our consideration of base salary for the named executive officers has traditionally been based upon a review of broad-based information obtained from third parties to obtain an understanding of current compensation practices.

        With regard to the other named executive officers, our Chief Executive Officer recommends the form and amount of compensation that he deems appropriate for the respective individuals. He believes that the base salary of the named executive officers should be competitive, and should be augmented with discretionary cash bonuses. He believes that the base salary should generally be within the range of perceived peers for comparable positions, but in the lower percentile of those peers, and in line with our status as a relatively smaller metal producer.

        The Compensation Committee, in establishing compensation for 2019, did not target a specific percentile in the perceived range of comparative information for each individual executive or for each component of compensation. Instead, the Compensation Committee structured a total compensation package in view of the perceived information and such other factors specific to the executive, including level of responsibility, prior experience, expectations of future performance and our corporate culture. The Compensation Committee uses its judgment in identifying comparative information.

        As discussed in more detail below, in 2019, each executive received compensation comprised of a base salary, a cash bonus and equity award. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis. We do not have a specific policy for allocating between long-term and currently paid-out compensation, or policies for allocating between cash and non-cash compensation.

        Cash bonuses are a form of short-term incentive compensation which may be recommended by the Compensation Committee in its discretion, based on individual and overall company performance. There is no specific bonus plan or policy in place setting forth timing of awards or establishing specific performance objectives. The Compensation Committee, with recommendations from the Chief Executive Officer, determines and recommends the amounts and timing of any bonus awards.

        The long-term equity compensation component of our compensation program is comprised of stock option awards and makes up a significant part of our named executive officers' compensation package. Under our Amended and Restated Equity Incentive Plan ("Plan"), we are authorized to issue incentive and non-qualified stock options, to make grants of stock and award grants of restricted stock to the officers, directors and key employees of our company, including the named executive officers. Historically, stock option awards were generally subject to a vesting schedule, although there was no formal policy to that effect. Effective January 2010, the Board adopted a policy that requires all stock options awarded be subject to a minimum vesting period of three years beginning one year from the date of grant. The stock options are priced at or above the closing market price of our common stock on the grant date, which is the date the Board approves the award, unless circumstances such as non-public material information require a later date. The Committee also takes into consideration the potential tax consequences to the recipient and to our company when determining the form of award. Due to our status as a smaller producer, and our need to conserve working capital to reinvest in our business, our compensation structure is weighted more toward performance bonuses and/or equity compensation and less toward base salary.

Specific Compensation Decisions

        During 2019, Robert McEwen, our Chief Executive Officer, was paid a salary of $1, which has been his salary since 2017. Prior to that time, for the entire time he has served as our Chief Executive Officer, he has declined any salary. Mr. McEwen refused any salary to demonstrate his alignment with the interest of the other shareholders of our company.

        Our remaining executive officers received base salaries during 2019 in accordance with their respective written employment agreements or as otherwise agreed with our company. The Compensation Committee believes that these base salaries were appropriate in light of each of those officer's area of responsibility and level of experience, and was reasonable in the industry based on information possessed by members of the Committee from experience within our industry. There were no changes to the base salaries of any named executive officer during 2019.

        In fiscal year 2019, our Board of Directors determined, based on the recommendation of our Chief Executive Officer and taking into account valuable working capital and our philosophy, that cash bonuses should be awarded to all of our named executive officers except Mr. McEwen and Ms. Verli for services performed in 2018. Ms. Verli did not serve as an officer in 2018. Mr. Elinesky received $58,583, Mr. Stewart (former President and Chief Operating Officer) received $113,055, Mr. Geurard received $101,750, Mr. Brown received $150,000 and Mr. Iaboni received $52,759. Certain of the named executive officers also received grants of equity awards, as shown in the table labeled "Grants of Plan Based Awards" on page 24 of this proxy statement.

        We do not use a formula or set a timeline in determining the amount of equity awards for our named executive officers. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the performance of our common stock, the estimated value of the equity awards, non-equity compensation received by the executive, and the total number of shares to be granted to participants during the year. In view of the overwhelming support that we received from the advisory vote on our executive compensation at our 2019 annual meeting, we have not made any material changes to our compensation policies, programs or decisions for 2020.

        Additional benefits provided to executive officers and key employees as part of their compensation packages include health, life and disability insurance. To the extent the named executive officers participate in these programs, they do so generally on the same basis as our other employees. Our named executive officers do not receive perquisites and we do not maintain any non-equity incentive plans or deferred compensation plans.

Summary Compensation Table

        The following table sets forth the total compensation paid by us during the last three completed fiscal years to our named executive officers, which include the individuals serving as our principal executive officer and principal financial officer at any time during 2019, the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2019 (who are not our principal executive officer and principal financial officer), and up to two individuals who would have been among our three most highly compensated executive officers but for the fact that the individuals were not serving as an executive officer at the end of 2019:

	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)(1)	All Other Compensation ($)(2)		Total ($)
Robert R. McEwen	2019	1	—	—	—	3,432		3,433
Chairman and Chief	2018	1	—	—	—	3,557		3,558
Executive Officer	2017	1	—	—	—	2,490		2,491
Meri Verli	2019	113,055	—	—	125,161	5,234	(4)	243,450
Chief Financial Officer(3)(5)	2018	—	—	—	—	—		—
	2017	—	—	—	—	—		—
Andrew Elinesky	2019	180,888	58,583	—	—	16,361	(4)(7)	255,832
Senior Vice President,	2018	160,157	—	—	—	2,394		162,551
and Chief Financial Officer(5)(6)	2017	149,061	77,084	—	—	1,704		227,849
Christopher Stewart	2019	301,480	113,055	—	141,203	23,617	(4)	579,355
President and	2018	118,701	—	—	222,284	3,317		344,302
Chief Operating Officer(5)(8)	2017	—	—	—	—	—		—
Donald Brown	2019	180,000	150,000	—	56,481	27,500		413,981
Senior Vice President,	2018	240,000	—	—	—	—		240,000
Projects(9)	2017	240,000	144,000	—	—	—		384,000
Sylvain Guerard	2019	226,110	101,750	—	112,962	13,394	(4)	454,216
Senior Vice President,	2018	207,133	—	—	—	4,131		211,264
Exploration(5)(10)	2017	146,459	77,084	—	333,900	988		558,431
Andrew Iaboni	2019	158,277	52,759	—	55,627	10,860	(4)	277,523
Vice President,	2018	138,995	1,047	—	—	2,241		142,283
Finance(5)	2017	130,727	53,185	—	—	2,353		186,265

(1)
Calculated using the Black-Scholes option pricing model. Please see Note 13 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2019 for a description of certain assumptions made in connection with the valuation of these option awards.

(2)
Amounts paid to the named executive officers represent payment or reimbursement for life insurance, health benefits, and travel unless otherwise stated.

(3)
Ms. Verli was appointed as Chief Financial Officer effective July 2, 2019.

(4)
Also includes amounts contributed by the company under a company-sponsored defined contribution plan.

(5)
Ms. Verli and Messrs. Stewart, Elinesky, Guerard, and Iaboni are paid in Canadian dollars. The compensation reflected for them in the Summary Compensation Table has been converted to US dollars using the average exchange rate for the applicable years as published by the Bank of Canada. For 2019, the average exchange rate was $0.7537 to C$1.00; for 2018, the average exchange rate was $0.7716 to C$1.00; and for 2017, the average exchange rate was $0.7708 to C$1.00.

(6)
Mr. Elinesky ceased being an officer on May 6, 2019. Under an arrangement with the company, he was paid his normal compensation through the end of 2019.

(7)
Also includes vacation benefits paid in connection with his separation from the company

(8)
Mr. Stewart was appointed President and Chief Operating Officer on August 13, 2018 and served until March 18, 2020.

(9)
Mr. Brown ceased being an officer on September 30, 2019 but continued to serve as a consultant to the company during 2019. The amount shown under "All Other" reflects the amount paid to him as consulting fees.

(10)
Mr. Guerard was appointed Senior Vice President, Exploration, on April 17, 2017.

 Employment Agreements

        The named executive officers received salary as provided by the terms of their respective employment agreements or as otherwise agreed with the Company. None of the named executive officers other than Ms. Verli and Messrs. Stewart and Guerard have written employment agreements with us.

        In connection with his appointment as President and Chief Operating Officer, Mr. Stewart was paid a salary of C$400,000 per year and was entitled to participate in all employee benefit plans consistent with other senior executives of our company. Mr. Stewart was also entitled to earn a performance bonus of 100 percent of his salary, or greater in the discretion of the Board of Directors, based on achievement of certain goals related to his company responsibilities. Mr. Stewart's employment agreement provides certain severance benefits in the event of a change of control or termination without cause. In the event Mr. Stewart was terminated by us without cause for any reason other than a change in control, we would be obligated to pay him the greater of (i) a lump sum equal to 18 months' base salary plus 1.5 times the average bonus paid to him over the prior two years, and (ii) his minimum entitlement to notice or pay in lieu of notice and statutory severance under the Employment Security Act of the Province of Ontario ("ESA"). Additionally, Mr. Stewart was granted an option to purchase up to 255,000 shares of the Company's common stock at a price of $1.89 per share on August 15, 2018 (the "Stewart Grant Date"). The options expire five years from the Stewart Grant Date and vest one-third on each of the first, second, and third anniversaries of the Stewart Grant Date, so long as Mr. Stewart remains an employee of or consultant to us. The options are subject to the terms and conditions of the Amended and Restated McEwen Mining Inc. Equity Incentive Plan ("Plan").

        In connection with her appointment as Chief Financial Officer in 2019, Ms. Verli finalized the terms and conditions of her employment and memorialized those terms in an offer letter (the "Offer Letter"). Ms. Verli is paid a salary of C$300,000 per year and is entitled to participate in all employee benefit plans consistent with other senior executives of our company. Ms. Verli is also entitled to earn a performance bonus in the discretion of the Compensation Committee of the Board of Directors and based on achievement of certain key performance indicators. The target for this bonus is 60% of Ms. Verli's annual salary.

        The Offer Letter provides certain severance benefits and change of control protections. If Ms. Verli is terminated by us without cause during her first year of employment, we would be obligated to pay her the greater of (i) a lump sum payment equal to 12 months' base salary, (with no bonus other than a prorated amount of any bonus granted to her); or (ii) her minimum entitlement to notice or pay in lieu of notice and statutory severance pay owed under the Ontario Employment Standards Act, 2000, as amended (the "ESA"). If Ms. Verli is terminated by us without cause following her first year of employment, we would be obligated to pay her the greater of (i) 12 months' base salary plus one additional month for each year of service, up to a maximum of 18 total months of base salary, plus 1.5 times the average bonus she received over the prior two years; or (ii) her minimum entitlement to notice or pay in lieu of notice and statutory severance pay owed under the ESA. If either we or Ms. Verli terminates her employment within six months of a change in control of our company, we would be obligated to pay her an amount equal to 18 months of salary and target bonus plus benefits. Additionally, upon commencing employment, Ms. Verli was granted an option to purchase up to 180,000 shares of our common stock with an exercise price equal to $2.06 per share. The options expire five years from the grant date and vest one-third on each of the first, second, and third anniversaries of the grant date, so long as Ms. Verli remains an employee of or consultant to us. The options are also subject to the terms and conditions of the Plan.

        In connection with his appointment as Senior Vice President, Exploration, Mr. Guerard is paid a salary of C$300,000 per year and is entitled to participate in all employee benefit plans consistent with other senior executives of our company. Mr. Guerard is also entitled to earn a performance bonus of 45 percent of his salary, or greater in the discretion of the Board of Directors, based on achievement of certain goals related to his company responsibilities. Mr. Guerard's employment agreement provides certain severance benefits in the event of change of control or termination without cause. Additionally, Mr. Guerard was granted an option to purchase up to 210,000 shares of the Company's common stock at a price of $3.11 per share, on April 17, 2017 which expire five years from the date of grant and vest one-third on each of the first, second, and third anniversaries of the grant date, so long as Mr. Guerard remains an employee of or consultant to us. The options are also subject to the terms and conditions of the Plan.

Grants of Plan Based Awards

        The grants of plan based awards under our Equity Incentive Plan to each named executive officer during the year ended December 31, 2019 are as follows:

								All Other Stock Awards: Number of Shares of Stocks or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value Of Stock And Option Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum
Meri Verli	07/02/2019	—	—	—	—	180,000	—	—	—	2.06	125,161
Christopher Stewart	06/11/2019	—	—	—	—	250,000	—	—	—	1.67	141,202
Donald Brown	06/11/2019	—	—	—	—	100,000	—	—	—	1.67	56,481
Sylvain Guerard	06/11/2019	—	—	—	—	200,000	—	—	—	1.67	112,962
Andrew Iaboni	06/11/2019	—	—	—	—	80,000	—	—	—	1.67	55,627

(1)
The options are subject to a vesting schedule which requires that the named executive remain an employee of or consultant to the Company in order to exercise such options on the respective vesting date. The target amounts shown in the table represent the maximum number that may be earned if the vesting schedule is satisfied.

(2)
Calculated using the Black-Scholes option pricing model. Please see Note 13 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2019 for a description of certain assumptions made in connection with the valuation of these option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The outstanding equity awards for each of our named executive officers as of December 31, 2019 are as follows:

	Option Awards					Stock Awards
Name(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Meri Verli	—	180,000	—	2.06	7/1/2024	—	—	—	—
Chris Stewart	85,000	170,000	—	1.89	8/14/2023	—	—	—	—
Chris Stewart	—	250,000	—	1.67	6/10/2024	—	—	—	—
Donald Brown	200,000	—	—	3.97	9/8/2021	—	—	—	—
Donald Brown	—	100,000	—	1.67	6/10/2024	—	—	—	—
Sylvain Guerard	140,000	70,000	—	3.11	4/17/2022	—	—	—	—
Sylvain Guerard	—	200,000	—	1.67	6/10/2024	—	—	—	—
Andrew Iaboni	120,000	—	—	1.02	11/26/2020	—	—	—	—
Andrew Iaboni	10,000	—	—	7.10	3/15/2021	—	—	—	—
Andrew Iaboni	5,040	—	—	(2)	11/26/2020	—	—	—	—
Andrew Iaboni	—	80,000	—	1.67	6/10/2024	—	—	—	—

(1)
All options vest in equal installments over three years beginning on the first anniversary of the grant date.

(2)
Exerciseable at C$1.79.

 OPTION EXERCISES AND STOCK VESTED

        The following table shows information regarding the exercise of options to purchase our common stock by our named executive officers during the year ended December 31, 2019. The value realized on exercise is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of our common stock on the date of the exercise.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrew Elinesky	120,000	92,145	—	—

CEO PAY RATIO

        As mandated by SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our Chief Executive Officer ("CEO"), Robert R. McEwen, to the annual total compensation of our median employee.

        In accordance with the methodology set forth below, we have determined that the 2019 annual total compensation of the median employee who was employed as of December 31, 2019, excluding the CEO, was $49,094. Our CEO's annual total compensation for 2019, as reported in the Summary Compensation Table above, was $3,433. Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees other than the CEO was 1 to 14.3. This pay ratio is a reasonable estimate calculated in accordance with SEC rules.

        We selected December 31, 2019 as the date on which to determine our median employee. As of that date, our employee population consisted of 448 individuals working at the Company or any of our wholly-owned subsidiaries. To identify the median employee:

  •
  We used a cash compensation measure consistently applied to all employees, which included each employee's gross earnings, consisting of cash base salary or wages plus overtime and cash bonus paid under our short-term incentive plan. We also consistently excluded non-cash compensation, such as non-cash bonus.

  •
  For employees that partially worked during the 2019 year, we annualized the compensation received but did not adjust for part-time status.

  •
  The cash compensation for our employees was derived from our payroll records and from payroll records maintained by our wholly-owned subsidiaries, in each case, for the period from January 1, 2019 through December 31, 2019. For payroll records held in a foreign currency, we used the average foreign exchange rate to the U.S. dollar, reported by the Federal Reserve or the national bank of the country, for the period from January 1, 2019 through December 31, 2019.

        After identifying the median employee, we determined such employee's annual total compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required by SEC rules. This calculation is the same calculation used to determine total compensation for purposes of the 2019 Summary Compensation Table with respect to each of the named executive officers.

        The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, exclusions, and assumptions that reflect their compensation practices. As such, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, even those in a related industry or of a similar size and scope. Other companies may have different employment practices (including compensation of the CEO) or regional demographics, or may utilize different methodologies and assumptions in calculating their pay ratios.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        Set out below is information as of December 31, 2019 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance. This information relates to our Amended and Restated Equity Incentive Plan and options assumed in connection with the acquisition of Lexam VG Gold ("Lexam").

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price per share of outstanding options		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	5,268,133		$2.00	4,221,023
Equity compensation plans not approved by security holders(1)	25,144	C$	1.79	—

Total	5,293,277			4,221,023

(1)
In connection with the acquisition of Lexam, we assumed stock options covering 54,264 shares of our common stock which are exercisable at a price of C$1.79. Since the acquisition, 17,921 options have been forfeited and 11,199 options have been exercised.

        The options that we assumed in connection with the 2017 acquisition were not approved by our security holders. We are not authorized to issue any additional options under any of these plans.

DIRECTOR COMPENSATION

        In November 2005, we established a compensation program for our non-executive directors, which provides cash payments to those directors in addition to long-term incentive equity awards. In 2019, directors receive fees of $40,000 annually for their service and additional amounts for Committee service. The Committee service amounts range from $2,000 to $10,000 annually, depending on the Committee and whether the individual takes on additional responsibility as Chair. The directors may also receive cash bonuses from time to time in circumstances where they serve on special committees or undertake additional activities in addition to their usual duties. The compensation received by our directors for the year ended December 31, 2019 is as follows:

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards($)(3)	Incentive Plan Compensation	All Other Compensation	Total
Allen Ambrose	$45,000	—	42,360	—	—	$87,360
Michele Ashby	$45,000	—	42,360	—	—	$87,360
Leanne Baker	$42,000	—	42,360	—	—	$84,360
Richard Brissenden(2)	$50,000	—	42,360	—	—	$92,360
Greg Fauquier(2)	$45,000	—	42,360	—	—	$87,360
Donald Quick(2)	$40,000	—	42,360	—	—	$82,360
Robin Dunbar(2)	$40,000	—	42,360	—	—	$82,360
Michael Stein(2)	$42,000	—	42,360	—	—	$84,360

(1)
Mr. McEwen is omitted from this table because he did not receive compensation in 2019 for service as a director.

(2)
Compensation paid in Canadian dollars. The compensation reflected in the Director Compensation Table has been converted to US dollars using the 2019 average exchange rate of $0.7537 to C$1.00 published by the Bank of Canada.

(3)
Calculated using the Black-Scholes option pricing model. Please see Note 13 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2019 for a description of certain assumptions made in connection with the valuation of these option awards.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures and Policies

        We consider "related party transactions" to be transactions between our company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a material financial interest.

        The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of independent directors (as defined in the NYSE Rules) is appointed by the Board of Directors. Policies and procedures for related party transactions are set forth in our Corporate Governance Guidelines and Audit Committee Charter, both of which are available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance.

Transactions with Related Parties

        Aircraft Charter Arrangement:    Beginning in the second quarter of 2010, an aircraft owned and operated by Lexam L.P. (of which Mr. McEwen is a limited partner and beneficiary) was made available to our company in order to expedite business travel. In his role as Chairman and Chief Executive Officer of McEwen Mining, Mr. McEwen must travel extensively and frequently on short notice.

        Mr. McEwen is able to charter the aircraft from Lexam L.P. at a preferential rate. Our independent Board members have approved a policy whereby only the variable expenses of operating this aircraft for business related travel are eligible for reimbursement by us. Where possible, trips also include other company personnel, both executives and non-executives, to maximize efficiency.

        For the year ended December 31, 2019, we paid approximately $0.1 million to Lexam L.P. for the use of this aircraft.

        Secured Credit Agreement:    On August 10, 2018, we completed a $50.0 million Secured Term Credit Agreement ("Credit Agreement") with certain lenders. An entity over which Mr. McEwen exercises voting and investment control participated as a lender for $25.0 million of the total $50.0 million term loan under the terms of the Credit Agreement. During the year ended December 31, 2019, we paid the affiliated entity $2.4 million in interest. The loan made by the affiliate of Mr. McEwen is on the same terms and conditions as the loan made by the unaffiliated third parties.

        Legal Services:    During the year ended December 31, 2019, legal fees of $0.2 million were incurred with REVlaw, a company owned by Carmen Diges, General Counsel of the Company. The services of Ms. Diges as General Counsel and other attorneys are provided by REVlaw.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of March 23, 2020, there were a total of 400,398,425 shares of our common stock outstanding.

        The following table describes the beneficial ownership of our voting securities as of March 23, 2020, by: (i) each of our named executive officers and directors; (ii) all of our executive officers (whether or not named executive officers) and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock. In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual and exercisable within 60 days are exercised, but not the options owned by any other individual. Unless otherwise stated, all ownership is direct and the address of each individual or entity is the address of our executive office, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Footnote Reference	Percentage
Robert McEwen** (includes shares held by 2190303 Ontario Inc.)	81,779,584	(1)(2)	20.4%
2190303 Ontario Inc.	75,791,658	—	18.9%
Allen Ambrose**	526,134	(1)(3)	*
Michele Ashby**	182,500	(1)(4)	*
Leanne M. Baker**	190,500	(1)(5)	*
Richard Brissenden**	5,600	(1)(6)	*
Robin Dunbar**	112,945	(1)(7)	*
Gregory Fauquier**	132,000	(1)(8)	*
Donald Quick**	190,000	(1)(9)	*
Michael Stein**	672,892	(1)(10)	*
Andrew Iaboni	153,198	(1)(11)	*
Andrew Elinesky	0	(1)	*
Donald Brown	210,000	(1)(12)	*
Sylvain Guerard	234,005	(1)(13)	*
Chris Stewart	125,000	(1)(14)	*
Meri Verli	0	(1)	*
All officers and directors as a group	84,514,358	(2) through (15)	21.1%
Van Eck Associates Corporation 666 Third Ave., 9th Floor New York, NY 10017	17,485,796	(16)	4.4%

*
Less than one percent.

**
All directors can be reached at our corporate office address of 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

(1)
Officer or Director or former Officer or Director.

(2)
Includes (i) 352,800 shares owned by the reporting person's spouse, of which he disclaims beneficial ownership; (ii) (a) 2,947,371 shares owned by Evanachan Limited and (b) 75,791,658 shares owned by 2190303 Ontario Inc., each an Ontario corporation, over which shares the reporting person exercises voting and investment control; and (iii) 862,142 warrants to purchase common stock, which warrants are exercisable within 60 days of the date of this proxy statement.

(3)
Includes 75,000 shares underlying stock options, which options are exercisable within 60 days of the date of this proxy statement.

(4)
Includes 115,000 shares underlying stock options, which options are exercisable within 60 days of the date of this proxy statement.

(5)
Includes 115,000 shares underlying stock options, which options are exercisable within 60 days of the date of this proxy statement.

(6)
Includes 5,600 shares underlying stock options, which options are exercisable within 60 days of the date of this proxy statement.

(7)
Includes 15,234 shares held by a corporation. Also includes 72,266 shares underlying stock options and 6,000 warrants to purchase common stock, which options and warrants are exercisable within 60 days of the date of this proxy statement.

(8)
Includes 75,000 shares underlying stock options and 15,000 warrants to purchase common stock, which options and warrants are exercisable within 60 days of the date of this proxy statement.

(9)
Includes 75,000 shares underlying stock options and 5,000 warrants to purchase common stock, which options and warrants are exercisable within 60 days of the date of this proxy statement.

(10)
Includes 75,000 shares underlying stock options and 25,000 warrants to purchase common stock, which options and warrants are exercisable within 60 days of the date of this proxy statement.

(11)
Includes 135,040 shares underlying options and 2,250 warrants to purchase common stock, which options and warrants are exercisable within 60 days of the date of this proxy statement.

(12)
Includes 200,000 shares underlying stock options, which options are exercisable within 60 days of the date of this proxy statement.

(13)
Includes 210,000 shares underlying options and 3,250 warrants to purchase common stock, which options and warrants are exercisable within 60 days of the date of this proxy statement.

(14)
Includes 85,000 shares underlying options and 10,000 warrants to purchase common stock, which options and warrants are exercisable within 60 days of the date of this proxy statement.

(15)
Also includes 1,237,906 underlying options and 66,500 warrants to purchase common stock, which options and warrants are exercisable within 60 days of the date of this proxy statement.

(16)
As reported on Schedule 13G/A as filed on January 7, 2020. As of December 20, 2019, Van Eck Associates Corporation had sole power to vote and dispose of these shares.

Changes in Control

        We know of no arrangement or events, including the pledge by any person of our securities, which may result in a change in control of our company.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

        We anticipate that the next annual meeting of shareholders will be held in May 2021. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with our Bylaws and Rule 14a-8 of the Exchange Act, and it must be received at our principal executive offices no later than November 27, 2020 in order to be considered for inclusion in the proxy statement for the 2021 annual meeting of shareholders. Shareholders who intend to present a proposal at the 2021 annual meeting of shareholders without including such proposal in the 2021 proxy statement must provide us with a notice of such proposal no sooner than January 14, 2021 and no later than February 13, 2021. For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC's Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

        Our common stock is listed on the NYSE and the TSX under the symbol "MUX."

ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2019, including financial statements and schedules, and copies of any of the exhibits referenced therein, are available to shareholders without charge upon written request to Andrew Iaboni, Vice President, Finance, at 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

OTHER MATTERS

        The Board of Directors knows of no other business to be presented at the annual meeting of shareholders. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.

By Order of the Board of Directors

DATE: March 23, 2020	ROBERT R. MCEWEN Chairman and Chief Executive Officer

MMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/MUX or delete QR code and control # scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MUX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q FOR DIRECTOR, AND “FOR” PROPOSAL 2. + 1. ELECTION OF DIRECTORS: 01 - ROBERT R. MCEWEN 05 - RICHARD W. BRISSENDEN 09 - MICHAEL L. STEIN 02 - ALLEN V. AMBROSE 06 - ROBIN E. DUNBAR 03 - MICHELE L. ASHBY 07 - GREGORY P. FAUQUIER 04 - LEANNE M. BAKER 08 - DONALD R.M. QUICK Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 0809 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020. 3. OTHER BUSINESS TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 5 8 0 6 2 038DED MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES Annual Meeting Proxy Card1234 5678 9012 345

The 2020 Annual Meeting of Shareholders of McEwen Mining, Inc. will be held on Thursday May 14, 2020 at 4:00 p.m. ET, virtually via the internet at www.meetingcenter.io/225089926. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — MUX2020. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and the proxy statement dated March 23, 2020, hereby revokes any and all proxies previously granted and appoints Robert R. McEwen and Carmen L. Diges or either of them, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated herein, all shares of common stock of McEwen Mining Inc. held of record by the undersigned on March 23, 2020, at the Annual Meeting of Shareholders to be held on May 14, 2020 at 4:00 p.m. Eastern Time virtually at www.meetingcenter.io/225089926, and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed on the proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED DIRECTORS AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE OR IF YOU ARE ELIGIBLE FOR AND PREFER INTERNET OR TELEPHONE VOTING, PLEASE RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD. (Items to be voted appear on reverse side) Change of Address — Please print new address below. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C Non-Voting Items Proxy — McEwen Mining Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/MUX